Ex-Filing Fees

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

AeroVironment, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Common Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)		(1)(2)		(3)		(4)		(4)
	Equity	Preferred Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)		(1)(2)		(3)		(4)		(4)
Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)		(1)(2)		(3)		(4)		(4)
	Other	Warrants	Rule 456(b) and Rule 457(r)		(1)(2)		(3)		(4)		(4)
	Other	Rights	Rule 456(b) and Rule 457(r)		(1)(2)		(3)		(4)		(4)
	Equity	Common Stock, par value $0.0001 per share	457(o)		(5)		(5)	$200,000,000		0.0000927		$18,540
Fees Previously Paid	—	—	—	—				—				—
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—					—	—	—	—
	Total Offering Amounts							$200,000,000				$18,540
	Total Fees Previously Paid											—
	Total Fee Offsets											—
	Net Fees Due											$18,540

(1)	The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or debt securities of the registrant, and (e) rights to purchase our debt securities, common stock, preferred stock or other securities as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Any securities registered hereunder may be sold separately or together with the other securities registered hereunder.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)	The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in together with other securities.

(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act, except with respect to $18,540 to be paid in connection with the primary offering of common stock described in this table, the registrant is deferring payment of the registration fee. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(5)	An indeterminate number of shares of common stock is being registered as may from time to time be offered hereunder at indeterminate prices.